First Federal of Northern Michigan Bancorp, Inc. 8-K

Exhibit 99

FOR IMMEDIATE RELEASE:

Date:	December 15, 2015
Contact:	Michael W. Mahler
Chief Executive Officer
(989) 354-7319

First Federal of Northern Michigan Bancorp, Inc. Announces Delisting of Stock From

Nasdaq Capital Market and Deregistration of Common Stock

with Securities and Exchange Commission

Alpena, Michigan, December 15, 2015. First Federal of Northern Michigan Bancorp, Inc. (the “Company”) (Nasdaq: FFNM), the holding company of First Federal of Northern Michigan (the “Bank”), a federally chartered savings bank headquartered in Alpena, Michigan, today announced that it has notified The Nasdaq Stock Market of its intent to voluntarily delist its common stock from the Nasdaq Capital Market and to file a Form 25, Notification of Removal from Listing and/or Registration Under Section 12(b) of the Securities Exchange Act of 1934, with the Securities and Exchange Commission (“SEC”) on or about December 28, 2015. The Company is delisting its shares in order to eliminate the administrative and annual fees associated with being listed on Nasdaq.

The Company anticipates that its shares will be quoted on the OTCQX Banks Marketplace following its delisting. The Company intends to retain the trading symbol “FFNM.”

The Company also announced today that its board of directors approved the termination of the registration of its common stock under the Securities Exchange Act of 1934, as amended, thereby suspending its periodic reporting obligations with the SEC. A Form 15 will be filed with the SEC on or about January 7, 2016 in order to effect such deregistration. The obligation of the Company to file periodic reports with the SEC, including reports on Forms 10-K, 10-Q and 8-K, will be suspended upon filing of the Form 15. Once the Form 15 is effective, which is expected to occur within 90 days of filing, the obligations of the Company to file proxy materials and other reports with the SEC will also be suspended.

Michael W. Mahler, Chief Executive Officer of the Company, said, “The Company is taking this action in order to reduce operating expenses. We believe that the continuing increased costs and administrative burdens of public company status, including our reporting obligations with the SEC, outweigh the benefits of public reporting.” Mr. Mahler also indicated that the Company will continue to provide stockholders with an annual report containing audited financial statements, and that quarterly interim financial statements will be available on the Company’s website at www.first-federal.com.

Forward-Looking Statements

This press release contains certain forward-looking statements that are based on assumptions and may describe future plans, strategies and expectations of the Company. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or events.